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                                                                     EXHIBIT 23







Consent of Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of St. Jude Medical, Inc. of our report dated February 5, 1996, included in the 1995 Annual Report to Shareholders of St. Jude Medical, Inc.

We also consent to the incorporation by reference in Registration Statement
No. 33-9262; Registration Statement No. 33-29085; Registration Statement
No. 33-41459; Registration Statement No. 33-48502 and Registration Statement No. 33-54435 on Form S-8 of our reports dated February 5, 1996, with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc. included in or incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1995.




/s/   Ernst & Young
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Ernst & Young
Minneapolis, Minnesota
March 27, 1996